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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                                  __________

                                SCHEDULE 14D-9
                                (RULE 14D-101)

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                      SHARED MEDICAL SYSTEMS CORPORATION
                ----------------------------------------------
                           (Name of Subject Company)

                      SHARED MEDICAL SYSTEMS CORPORATION
                ----------------------------------------------
                       (Name of Person Filing Statement)

               Shares of Common Stock, par value $.01 per share
                ----------------------------------------------
                         (Title of Class of Securities)

                                   81948610
                ----------------------------------------------
                     (CUSIP Number of Class of Securities)

                            Bonnie L. Shuman, Esq.
                                General Counsel
                      Shared Medical Systems Corporation
                           51 Valley Stream Parkway
                       Malvern, Pennsylvania  19355-1406
                                (610) 219-4251
                ----------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
      Notice and Communications on Behalf of the Person Filing Statement)

                                   Copy to:
                             Thomas E. Wood, Esq.
                          Drinker Biddle & Reath LLP
                               1000 Westlakes Dr.
                                   Suite 300
                       Berwyn, Pennsylvania  19312-2409
                                (610) 993-2200

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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ITEMS 1-8.

N/A

ITEM 9.  EXHIBITS

Exhibit 99.1. Press Release issued by Shared Medical Systems Corporation (the "Company") on May 1, 2000 incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on May 2, 2000.